SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date earliest event reported) September 2, 2004

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.
1-11299	ENTERGY CORPORATION (a Delaware corporation) 639 Loyola Avenue New Orleans, Louisiana 70113 Telephone (504) 576-4000	72-1229752

Form 8-K September 2, 2004

Item 7.01. Regulation FD Disclosure

Entergy Corporation

The information in this Current Report on Form 8-K, including the exhibits listed below, is being furnished, not filed, under Item 7.01 pursuant to Regulation FD.

On September 2, 2004, Entergy Corporation issued a release to certain investors, which is attached as an exhibit hereto and incorporated herein by reference.

Item 8.01. Other Events

On September 2, 2004 Entergy Corporation and Koch Industries announced that they have entered into a definitive agreement to sell the US and foreign energy trading businesses of Entergy-Koch, LP to Merrill Lynch & Co. The sale, which is subject to the approval of FERC, the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, and the approval or expiration of certain time periods of certain European, UK and Canadian regulatory authorities, is expected to close in the fourth quarter of 2004. Entergy and Koch Industries also announced that they will conduct a competitive process to sell the Gulf South Pipeline, commencing in the third quarter of 2004 with expected closing in the first half of 2005.

Entergy expects to receive its share of sale proceeds from the Entergy-Koch trading business sale as well as the anticipated sale of Gulf South Pipeline as cash distributions from Entergy-Koch over a time period from the closings on such sales to year end 2006, with the majority of the distributions occurring in 2005. Entergy will account for these cash distributions as reductions of Entergy's approximately $1.1 billion equity investment in unconsolidated affiliate. Entergy's equity investment includes its cash investments in Entergy-Koch, the value of its assets contributed to Entergy-Koch and the earnings recorded thereon, including disproportionate income sharing, less dividends received from Entergy-Koch to date.

Entergy expects the above transactions to ultimately result in a net cash impact of approximately $1 billion, comprised of the after-tax cash from the distributions of the sale proceeds and the eventual liquidation of the joint venture. The net cash impact will vary based on the results of the competitive process to sell Gulf South Pipeline. When the results of this competitive process are determined, the net cash impact will be revised and compared to Entergy's equity investment to determine the book gain or loss. If a net loss is expected, it will be recorded at that time. If a net gain is expected, the gain would not be recorded until realized.

Form 8-K September 2, 2004

In this Form 8-K, Entergy makes statements concerning its expectations, beliefs, plans, objectives, goals, strategies, and future events or performance resulting from the agreement by Entergy-Koch, LP's owners to sell their US and foreign trading business, the intent to sell the Gulf South Pipeline and the eventual dissolution of Entergy-Koch, LP. Such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although Entergy believes that these forward-looking statements and the underlying assumptions are reasonable, it cannot provide assurance that they will prove correct. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements involve a number of risks and uncertainties, and there are factors that could cause actual results to differ materially from those expressed or implied in the statements. Some of those factors include, but are not limited to, the completion of the sale of Entergy-Koch's US and foreign trading businesses, the ability to sell Entergy-Koch's Gulf South Pipeline at attractive prices, the amount of cash that Entergy-Koch is able to distribute to Entergy, the resolution of pending investigations of Entergy-Koch's past trading practices, the effects of litigation against Entergy-Koch, and the amount of tax payments on sales proceeds and distributions. Additionally, there are other factors that Entergy has identified from time to time in its filings made with the Securities and Exchange Commission that could affect Entergy's overall financial performance.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits.

Exhibit No.	Description
99.1	Release, dated September 2, 2004, issued by Entergy.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Entergy Corporation
By: /s/ Robert D. Sloan
Robert D. Sloan Executive Vice President and General Counsel

Dated: September 2, 2004